UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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El Pollo Loco Holdings, Inc.

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EL POLLO LOCO HOLDINGS, INC.

3535 Harbor Boulevard, Suite 100

Costa Mesa, CA 92626

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 6, 2017

Dear Stockholders of El Pollo Loco Holdings, Inc.:

The 2017 annual meeting of stockholders of El Pollo Loco Holdings, Inc. (“we,” “us,” “our,” and the “Company”), will be held on June 6, 2017, at 1:00 p.m. Pacific Time to:

1. Elect three directors to serve until the 2020 annual meeting of stockholders;

2. Ratify the appointment of BDO USA, LLP, as our independent registered public accounting firm for 2017;

3. Consider one stockholder proposal, if properly presented at the meeting; and

4. Transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

This year’s annual meeting will be a completely virtual meeting of stockholders, which will be conducted via live webcast. You will be able to participate online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/LOCO2017. You will also be able to vote electronically at the annual meeting. Details regarding how to participate in the meeting online and the business to be conducted at the annual meeting are more fully described in the accompanying proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on June 6, 2017: The proxy statement and the 2016 Annual Report on Form 10-K are available at www.proxyvote.com.

Our board of directors has fixed the close of business on April 13, 2017, as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting. Only stockholders of record will be entitled to notice of and to vote at the meeting or any adjournments or postponements thereof, with each share entitling its owner to one vote on each matter properly presented. On the record date, 38,470,549 shares of common stock were outstanding.

YOUR VOTE IS IMPORTANT. We hope that you will attend. Whether or not you do, please vote in advance online, by telephone, or by mail.

By Order of the Board of Directors,

/s/ Michael G. Maselli

Michael G. Maselli
Chairman
Costa Mesa, California
April 25, 2017

EL POLLO LOCO HOLDINGS, INC.

3535 Harbor Boulevard, Suite 100

Costa Mesa, CA 92626

PROXY STATEMENT

INTRODUCTION

This proxy statement provides information for stockholders of El Pollo Loco Holdings, Inc. (“we,” “us,” “our,” and the “Company”), as part of the solicitation of proxies by the Company and its board of directors (the “Board”) from holders of the outstanding shares of the Company’s common stock, par value $0.01 per share, for use at the Company’s annual meeting of stockholders to be held at 1:00 p.m. Pacific Time, on June 6, 2017, and at any adjournments or postponements thereof.

At the annual meeting, stockholders will be asked to vote either directly or by proxy on the following matters discussed herein:

1. Election of three directors to serve until the 2020 annual meeting of stockholders,

2. Ratification of the appointment of BDO USA, LLP, as our independent registered public accounting firm for 2017,

3. Consideration of one stockholder proposal, if properly presented at the meeting, and

4. Such other business as may properly come before the meeting or any adjournments or postponements thereof.

A Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy materials, including this proxy statement and our 2016 Annual Report on Form 10-K, is being mailed to stockholders on or about April 25, 2017. The Notice also provides instructions on how to vote over the internet or by mail. If you receive a Notice by mail, you will not receive printed and mailed proxy materials unless you specifically request them.

QUESTIONS AND ANSWERS

ABOUT THE PROXY MATERIALS

AND THE ANNUAL MEETING

Although we encourage you to read the enclosed proxy statement in its entirety, we include this Q&A section to provide some background information and brief answers to several questions you might have about the annual meeting.

Q:          Why are we providing these materials?

A:          Our Board is providing these materials to you in connection with our annual meeting, which will take place on June 6, 2017. Stockholders are invited to participate in the annual meeting and are requested to vote on the proposals described herein.

Q:          What information is contained in this proxy statement?

A:          This proxy statement contains information relating to the proposals to be voted on at the annual meeting, the voting process, the compensation of our directors and most highly paid officers, and other required information.

Q:          What proposals will be voted on at the annual meeting?

A:          There are three proposals scheduled to be voted on at the annual meeting:

●	election of three directors to serve until the 2020 annual meeting of stockholders;

●	ratification of appointment of BDO USA, LLP, as our independent registered public accounting firm for 2017; and

●	a stockholder proposal concerning disclosure regarding risks from animal welfare, if properly presented at the annual meeting.

We will also consider other business that properly comes before the annual meeting.

Q:          How does the Board recommend that I vote?

A:          The Board recommends that you vote your shares “FOR” election of the Board’s nominees.

The Board recommends that you vote your shares “FOR” ratification of appointment of BDO USA, LLP.

The Board recommends that you vote your shares “AGAINST” the stockholder proposal.

Q:          What shares can I vote?

A:          You may vote all shares of common stock that you owned as of the close of business on the record date, April 13, 2017. You may cast one vote per share, including shares (i) held directly in your name as the stockholder of record and (ii) held for you as the beneficial owner through a stockbroker, bank, or other nominee.

Q:          What is the difference between being a stockholder of record and a beneficial owner?

A:          Many of our stockholders hold their shares through stockbrokers, banks, or other nominees, rather than directly in their own names. As summarized below, there are some differences between being a stockholder of record and a beneficial owner.

Stockholder of record: If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are the stockholder of record, and these proxy materials are being sent directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to the Company and to vote at the annual meeting.

Beneficial owner: If your shares are held in a stock brokerage account or by a bank or other nominee, you are the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or other nominee, who is considered to be the stockholder of record. As the beneficial owner, you have the right to tell your nominee how to vote, and you are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares at the annual meeting unless you obtain a legal proxy from your nominee authorizing you to do so. Your nominee has sent you instructions on how to direct the nominee’s vote. You may vote by following those instructions and the instructions on the Notice.

Q:          How do I vote?

A:          To vote in advance, follow the instructions on the Notice. To attend and potentially vote at the meeting, visit www.virtualshareholdermeeting.com/LOCO2017, using the 16-digit control number on the Notice or other proxy materials. Even if you plan to attend, we recommend that you vote in advance, in case you change your mind.

Q:          Can I change my vote or revoke my proxy?

A:          Yes, you can change your proxy instructions at any time before the vote at the annual meeting, by:

●	Entering a new vote online,

●	Entering a new vote by telephone,

●	Mailing a written notice of revocation to our Corporate Secretary at our address below,

●	Signing and returning a new proxy card bearing a later date, which will automatically revoke your earlier proxy instructions, or

●	Voting at the annual meeting.

Q:          What constitutes a quorum?

A:          The holders of a majority of our capital stock issued and outstanding and entitled to vote, present in person (including through online participation) or represented by proxy, shall constitute a quorum. Votes withheld, abstentions, and broker non-votes (as described below) are counted as present for the purpose of determining a quorum.

Q:          What is a broker non-vote?

A:          If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Brokers may vote these shares on routine matters but not on non-routine matters. Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without your instruction. Broker non-votes are counted for quorum purposes but not in counting votes cast for, or entitled to vote on, a proposal.

Proposal 1, election of directors, is not routine.

Proposal 2, accountant ratification, is routine.

Proposal 3, the stockholder proposal, is not routine.

Q:          What is a proxyholder?

A:          We are designating Laurance Roberts, our Chief Financial Officer, and Edith R. Austin, our Corporate Secretary, to hold and vote all properly-tendered proxies (except votes “withheld”). If you have indicated a vote, they will so vote. If you have left a vote blank, they will vote as the Board recommends. While we do not expect any other business to come up for vote, if it does, they will vote in their discretion. If a director nominee is unwilling or unable to serve, the proxyholders will vote in their discretion for an alternative nominee.

Q:          What does it mean if I receive more than one Notice?

A:          You may receive more than one Notice, if, for example, you hold your shares in multiple brokerage accounts. You must vote based on the instructions in each Notice separately.

Q:          How are votes counted?

A:          Broadridge Financial Solutions, Inc., has been appointed to be the inspector of elections, to act at the meeting, to make a written report thereof, to take charge of the polls, and to make a certificate of the result of the vote taken. We will announce preliminary results at the meeting and publish final voting results on a Current Report on Form 8-K that we expect to file with the Securities and Exchange Commission (“SEC”) within four (4) business days after the end of the annual meeting.

Q:          Is my vote confidential?

A:          Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed, either within the Company or to third parties, except as necessary (i) to meet applicable legal requirements, (ii) to allow for tabulation and certification of the vote, and (iii) to facilitate successful proxy solicitation by the Board.

Q:          Who bears the cost of soliciting votes for the annual meeting?

A:          We bear the entire cost of preparing, assembling, printing, mailing, and distributing these proxy materials. The solicitation of proxies or votes may be made in person, by telephone, and by electronic communication by our directors, officers, and employees, who will not receive any additional compensation for these solicitation activities. In addition, we may reimburse brokerages and other entities that represent beneficial owners for their expenses in forwarding solicitation materials to beneficial owners.

Q:          How can I nominate a director or propose an action for next year’s annual meeting?

A:          For stockholders to vote on a stockholder nomination or proposal, there are three key elements. First, the stockholder must be a stockholder of record as of (i) the date that the stockholder gives notice of his or her nomination or proposal to our Corporate Secretary and (ii) the meeting’s record date. Second, the stockholder must comply with the notice procedures in our bylaws (summarized below). Third, if the stockholder wishes to include his or her nomination or proposal in our proxy materials, there are additional requirements (summarized below).

Q:          What are the notice procedures in the Company’s bylaws for stockholder nominations and proposals?

A:          Under our bylaws, for a stockholder nomination or proposal to be raised and voted on at an annual meeting, notice to our Corporate Secretary must be timely given and in proper written form.

To be timely, a notice must be delivered to, or mailed to and received at, our headquarters between 90 and 120 days (i.e., between February 6, 2018, and March 8, 2018) before the anniversary of the preceding annual meeting (i.e., June 6, 2018), provided that if the upcoming annual meeting is not scheduled within 25 days of that anniversary (i.e., between May 12, 2018, and July 1, 2018), the notice must be received by the Corporate Secretary no later than 10 days after we provide notice of such alternate meeting date.

To be in proper written form, a notice must provide certain information set forth in our bylaws, dated July 24, 2014, which are freely available online at https://www.sec.gov/Archives/edgar/data/1606366/000119312514332367/d779664dex32.htm.

Q:          How can I include a proposal in the Company’s proxy materials?

A:          For a stockholder proposal (other than a director nomination) to be included in a proxy statement such as this one, you must satisfy both substantive and deadline SEC regulations.

For substantive requirements, you must satisfy, and we refer you to, SEC Rule 14a-8 (i.e., 17 C.F.R. section 240.14a-8), a federal securities regulation that addresses when a company must include a stockholder’s proposal in its proxy statement and on its proxy cards.

Regarding deadlines, under SEC regulations, for a stockholder proposal to be included in a proxy statement and form of proxy, it must be received at a company’s headquarters not less than 120 calendar days before the date of the company’s proxy statement released to stockholders in connection with the previous year’s annual meeting (i.e., 120 days before April 25, 2018, or December 26, 2017). However, if the date of our 2018 annual meeting has been changed by more than 30 days from the date of our 2017 annual meeting (i.e., if it is not between May 7, 2018, and July 6, 2018), then the deadline is a reasonable time before we begin to print and send our proxy materials.

Q:          How can I include a nomination in the Company’s proxy materials?

A:          At this time, your ability to do so is substantively limited. For a director nomination to be included in a proxy statement such as this one, our bylaws provide that a stockholder must follow the final rules adopted by the SEC providing for such proxy access. Additionally, a nomination must be delivered to, or mailed to and received at, our headquarters at least 120 days (i.e., December 26, 2017) before the anniversary of the dissemination of materials for the preceding annual meeting (i.e., April 25, 2018), or by such other deadline as may be set forth in the SEC’s final proxy access rules. There are currently no final proxy access rules in place.

Q:          Can I recommend director candidates directly to the Board?

A:          Yes, you may recommend director candidates by writing to the Nominating and Corporate Governance Committee of the Board at the mailing or internet address below. We will consider them subject to Board needs and candidate qualifications. We recommend that you include information relevant for the committee to evaluate your recommendation, including (i) your and your candidate’s names and contact information, (ii) your candidate’s principal occupation or employment, and other biographical information similar to that provided herein for directors and officers, (iii) other information of the sort required to be in a notice of nomination under our bylaws as discussed above, and (iv) a written consent by the candidate to your nomination.

Q:          Can I communicate with the Board?

A:          Yes, any stockholder or other interested party may write to the Board at our address below or online at http://investor.elpolloloco.com/contactboard.cfm. Communications will be handled in accordance with the procedures explained on that website.

Q:          What is your corporate address for notice and Board communication purposes?

El Pollo Loco Holdings, Inc.

Attention: Corporate Secretary

3535 Harbor Boulevard, Suite 100

Costa Mesa, CA 92626

(714) 599-5000

Q:          What should I do if my household receives one copy of proxy material and I need an additional copy?

A:          If one Notice or set of other proxy materials is delivered to two or more stockholders who share an address, we undertake to deliver promptly upon written or oral request a separate copy of such materials to a stockholder at a shared address. Please contact our agent using the information provided on the Notice or us at our offices at the address above if you wish to receive a separate copy of any proxy materials, or if one household that is currently receiving multiple copies wishes to receive only a single copy.

PROPOSAL 1

ELECTION OF DIRECTORS

Our business operates under the direction of our Board, which currently consists of eight directors. Our certificate of incorporation divides our Board into three classes, Classes I, II, and III, with terms expiring in 2018, 2019, and 2017, respectively. Our Board has nominated, and stockholders are being asked to re-elect, our three Class III directors, John M. Roth, Samuel N. Borgese, and Mark Buller, for new three-year terms expiring at the 2020 annual meeting. If elected, the nominees will each hold office until a successor is duly elected and qualified or until earlier death, resignation, or removal.

With regard to Mark Buller, the sole nominee standing for his or her first election by stockholders, the nominee was recommended by the following category or categories of persons or entities: non-management director.

We did not pay a fee to any third party or parties to identify or evaluate or assist in identifying or evaluating potential nominees.

You may vote “FOR,” or “WITHHOLD” authority to vote for, each nominee. Directors are elected by plurality, without regard for votes withheld and broker non-votes.

The Board recommends that you vote “FOR” the election of each nominee.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF BDO USA, LLP

AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2017

The audit committee of our Board has appointed BDO USA, LLP, as our independent registered public accounting firm for 2017. They have served in this capacity since 2011.

We ask that you ratify this appointment. SEC and NASDAQ regulations require our audit committee to engage, retain, and supervise our auditor. However, we think that auditor selection is important to stockholders, and, as a matter of good corporate governance, we seek stockholder input.

We expect that auditor representatives will be present at the meeting, that they will have the opportunity to make a statement if they so desire, and that they will be available to respond to appropriate questions.

Pursuant to our audit committee’s charter, our audit committee is responsible for overseeing our accounting and financial reporting processes, and for overseeing our audits. The audit committee is responsible for appointing, retaining, determining the compensation of, evaluating, and terminating our independent auditors. The committee is also responsible for establishing and maintaining guidelines for the retention of our independent auditors for any non-audit services and for the fees for those services, and for determining procedures to approve audit and non-audit services in advance. The committee is further responsible for pre-approving any audit or non-audit services provided to us by our independent auditors, all as required by applicable laws and listing standards.

The audit committee has pre-approved all audit and permitted non-audit services provided by BDO USA, LLP.

The following sets forth fees billed by BDO USA, LLP, for the audit of our annual financial statements and other services rendered:

($)	Fiscal 2016	Fiscal 2015
Audit Fees (1)	381,611	315,608
Audit-Related Fees (2)	15,008	16,173
Tax Fees (3)	—	69,500
All Other Fees	—	—
Total	396,619	401,281
(1)	Audits of our annual financial statements, reviews of quarterly financial statements, and services that are normally provided by independent accountants in connection with statutory and regulatory filings or engagements, including reviews of SEC filings and our Franchise Disclosure Document.

(2)	Audit-related fees consist of the audit of our 401(k) plan.

(3)	Professional services rendered for tax compliance, tax return review and preparation, and related tax advice.

You may vote “FOR” or “AGAINST” or “ABSTAIN” from voting when voting on the ratification of the appointment of BDO USA, LLP, as our independent registered public accounting firm for 2017. This proposal shall be approved if it receives the affirmative vote of a majority of the total number of votes of our capital stock represented at the meeting and entitled to vote thereon.

The Board recommends that you vote “FOR” the ratification of the appointment of BDO USA, LLP, as our independent registered public accounting firm for 2017.

AUDIT COMMITTEE REPORT

The audit committee has reviewed and discussed our fiscal 2016 audited financial statements with management.

The audit committee has discussed with our independent auditors the matters required to be discussed by AS 1301: Communications with Audit Committees, issued by the Public Company Accounting Oversight Board.

The audit committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

Based on these reviews and discussions, the audit committee recommended to the Board that our audited financial statements be included in our annual report on Form 10-K for 2016 for filing with the SEC.

Respectfully submitted,

Samuel N. Borgese

Mark Buller

Note: William R. Floyd, who joined the audit committee following Douglas K. Ammerman’s resignation from the Board, did not participate in the actions described above.

PROPOSAL 3

STOCKHOLDER PROPOSAL CONCERNING DISCLOSURE REGARDING RISKS FROM ANIMAL WELFARE

In accordance with SEC regulations, the text of the stockholder proposal and supporting statement set forth below appear exactly as received by the Company. The stockholder proposal may contain assertions about the Company or other matters that the Company believes are incorrect, but the Company has not attempted to refute all of those assertions. All statements contained in the stockholder proposal and supporting statement are the sole responsibility of the proponent. The Company disclaims responsibility for the content of the proposal and the supporting statement, including sources referenced in the supporting statements. The stockholder proposal is required to be submitted to a vote at the 2017 annual meeting of stockholders only if properly presented.

The Humane Society of the United States (“HSUS”), 2100 L Street, NW, Washington, D.C. 20037, beneficial owner of at least $2,000 in market value of the Company’s common stock, has informed the Company that HSUS intends to present the following proposal at the 2017 annual meeting of stockholders.

“RESOLVED, that shareholders request that El Pollo Loco (LOCO) disclose risks the company may face from animal welfare issues in its supply chain, and how it’s mitigating those risks (“animal welfare disclosure”). This should be made within six months after the 2017 annual meeting, at reasonable cost, omit proprietary information, and include:

●	animal abuse principles used to frame the disclosure;

●	metrics used to track and measure LOCO’s impact on animal welfare; and

●	actual and/or potential risks—including, but not limited to those regarding its suppliers’ methods of breeding, raising and processing poultry.

ANALYSIS:

Contact:   LOCOshareholders@gmail.com

Virtually all major U.S. food companies have disclosures about how they mitigate animal welfare risks in their supply chains—including McDonald’s, Burger King, Wendy’s and hundreds more of the largest restaurants, supermarkets, foodservice companies and food manufacturers.

Top chains are now even advertising around this. “Why are we rethinking the chicken and the egg?” asks a full page McDonald’s advertisement publicizing its animal welfare work. “In this case, the chicken comes before the egg” touts a full page ad Denny’s ran in USA Today about its animal welfare policies.

LOCO, however, is an outlier—having disclosed no animal welfare policies or practices.

This, despite LOCO acknowledging the issue as a risk: “We are, from time to time, faced with negative publicity at one or more of our restaurants relating to... [the] welfare of chicken, which is our principal food product,” writes LOCO. “The negative impact of adverse publicity relating to one restaurant may extend far beyond the restaurant involved to affect some or all of our other restaurants, including our franchised restaurants,” adds LOCO. “The risk of negative publicity is particularly great with respect to our franchised restaurants, because we are limited in the manner in which we can regulate them.”

Indeed, experts agree that animal welfare concerns can adversely affect shareholder value:

●     Citigroup concludes that “headline risks” endangering restaurants include “concerns over animal cruelty.”

●     “In the case of animal welfare,” reports the World Bank’s International Finance Corporation, “failure to keep pace...could put companies and their investors at a competitive disadvantage.”

●     Northern Trust—a LOCO shareholder—reports that it, “generally votes for proposals requesting increased disclosure or reporting regarding animal treatment issues that may impact a company’s operations and products...especially in relation to food production.”

●     Glass Lewis reports: a company “should consider its exposure to regulatory, legal and reputational risk due to its animal welfare policies and practices.”

●     The Food Marketing Institute reports: “Shoppers prioritize animal welfare second only to employment practices” and concludes that, “Animal welfare must now therefore be considered as a shopper value that retailers need to manage towards.”

Yet LOCO—unlike its competitors and despite acknowledging that animal welfare concerns present risks—lacks disclosure around how (if at all) it mitigates those risks.

This proposal would simply help LOCO identify and mitigate animal abuse in its supply chain and allow shareholders to understand its potential impact on shareholder value. As such, shareholders are urged to vote FOR this proposal.”

The Board’s Statement in Opposition to the Stockholder Proposal

After careful consideration, the Board unanimously recommends that stockholders vote “AGAINST” the stockholder proposal.

The Company is committed to the highest standards of animal welfare. The Board has carefully considered the stockholder proposal and, for the reasons described below, believes that the stockholder proposal would not enhance the Company’s existing disclosures, policies and practices regarding animal welfare. Devoting resources for additional disclosure would be inefficient and not in the best interests of the Company or the Company’s stockholders.

The Company’s principal food product is chicken. While the Company does not own, raise, breed, process or transport chickens, the Company does recognize that animal welfare is an important part of a safe and sustainable food supply chain. And like many of the Company’s stakeholders, the Company cares about the way animals, including chickens, are raised and treated.

The Company is committed to purchasing chickens from suppliers that treat their animals in accordance with applicable laws, including USDA guidelines, and in accordance with certain animal welfare guidelines established by applicable industry associations such as the National Chicken Council. The Company has a quality assurance team that monitors comprehensive supplier audits on a frequency schedule based on the potential food safety risk for each of the Company’s products, including chicken. The Company currently sources poultry from five suppliers, with two such suppliers accounting for approximately 70% of the Company’s planned purchases for fiscal 2017.

As part of our commitment to animal welfare, the Company has an established Animal Welfare Council comprised of internal quality assurance, supply chain, legal and marketing personnel as well as external subject matter experts from industry and academia including a third party consultant completing a certification as an auditor of the Professional Animal Auditor Certification Organization, Inc. in 2017. Moreover, based on multiple discussions with the Company’s suppliers, customers, stockholders and other stakeholders, on March 23, 2017, the Company adopted a comprehensive animal welfare policy that sets forth the principles and ethical standards that the Company expects its suppliers to abide by and achieve. The policy, which can be found in the “Investor Relations” section of the Company’s website at http://investor.elpolloloco.com/corporate-governance.cfm, expresses the Company’s goal of ensuring that our suppliers are committed to the raising, breeding, processing, transporting and slaughter of animals in a respectful manner that is free of cruelty, abuse and neglect. The policy will be reviewed periodically by the Company and accordingly is subject to change from time to time.

Moreover, the Company’s management team, which is involved in the day-to-day operations of sourcing our foods and serving them to our customers at our restaurants, is best situated to make careful and informed decisions regarding the requested risk assessment by the stockholder proposal, including the metrics the Company uses to track and measure the Company’s impact on animal welfare.

From a practical standpoint, it is impossible for the Company’s management team to know all potential risks and impacts related to any practice, but business risks are assessed on a regular basis and are reported to the Company’s stockholders when such risk factors rise to the level that they could most significantly affect our business, financial condition or results of operations. The Company already discloses to its stockholders the most significant risk factors related to ownership of its common stock in its Annual Report on Form 10-K and other filings with the SEC. The Company’s management team and the Board believe that preparing disclosure of the type proposed in the stockholder proposal would involve significant expense and distraction, diverting time and resources from activities that can have direct benefits on the sustainability and profitability of the Company’s business.

To reiterate, the Company strongly supports the humane treatment of animals. However, the Company believes that the stockholder proposal is not necessary and would not be an effective use of the Company’s resources. The Company continually assesses risks related to all aspects of its business and discloses risk factors that could most significantly affect the Company’s business, financial condition or results of operations. As such, the Company believes the proposed animal welfare report would neither enhance the Company’s existing policies and practices regarding animal welfare nor would it result in any material benefit to stockholders. The Board believes that the Company and its stockholders will be better served by having the Company continue its efforts to employ industry best practices and stay apprised of leading scientific research in order to make informed decisions regarding animal welfare on an ongoing basis.

You may vote “FOR” or “AGAINST” or “ABSTAIN” from voting when voting on the stockholder proposal. This stockholder proposal shall be approved if it receives the affirmative vote of a majority of the total number of votes of our capital stock represented at the annual meeting and entitled to vote thereon. Proxies solicited by the Board will be voted “AGAINST” this stockholder proposal unless stockholders specify a contrary vote.

After careful consideration, the Board unanimously recommends that you vote “AGAINST” the stockholder proposal.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the name, age, and position of individuals who currently serve as our directors and executive officers.

Name	Age	Position
Stephen J. Sather	69	Director, President, and Chief Executive Officer
Laurance Roberts	57	Chief Financial Officer
Edward Valle	56	Chief Marketing Officer
John Dawson	53	Chief Development Officer
Gustavo (“Gus”) Siade	55	VP, Operations
Michael G. Maselli	57	Chairman and Director
Dean C. Kehler	60	Director
John M. Roth	58	Director
Samuel N. Borgese	68	Director
Mark Buller	52	Director
William R. Floyd	72	Director
Carol (“Lili”) Lynton	55	Director

Stephen J. Sather has been a director and our Chief Executive Officer and President since 2010. From 2006 to 2010, Mr. Sather was our Senior Vice President of Operations. From 2002 to 2005, he was Senior Vice President of Retail Operations for Great Circle Family Foods, a major California franchisee of Krispy Kreme Doughnuts stores. Mr. Sather holds a bachelor’s degree in business administration from Miami University in Oxford, Ohio. Based on his extensive industry and management experience in the casual dining and quick-service sectors, his familiarity with us, his deep understanding of restaurant operations, and his work at a franchisee organization, Mr. Sather is well-qualified to lead us and to serve on our Board.

Laurance Roberts has been our Chief Financial Officer and Treasurer since July 2013. From 2008 to 2012, he was Chief Operating Officer for KFC, a major fried chicken restaurant chain and a division of Yum! Brands. In 2008, he was also General Manager for KFC Restaurant Operating Company. Before that, he spent three years as Chief Financial Officer of KFC, and three years as Chief Financial Officer of Yum! Brands’ Pizza Hut joint venture in the United Kingdom. Mr. Roberts holds an MBA from the University of Michigan and a bachelor’s degree in economics from Bucknell University.

Edward Valle has been our Chief Marketing Officer since October 2011. From 2009 to 2010, he was Chief Marketing Strategist for Choice Hotels International, responsible for brand strategy, advertising, marketing, media, promotional, and loyalty initiatives. From 2005 to 2009, he was Vice President of Marketing at the Panera Bread Company. Before that, he held marketing leadership positions at Dunkin’ Donuts, Subway Restaurants, and Diageo. Mr. Valle holds an MBA from Fordham University and a bachelor’s degree in operations and logistics management from Michigan State University.

John Dawson has been our Chief Development Officer since May 2016. From 2014 to 2015, Mr. Dawson was President and Chief Executive Officer of The Coffee Bean & Tea Leaf, a major coffee and tea retailer. From 2005 to 2013, he was the Chief Development Officer for Dunkin’ Brands Group, Inc., a major franchisor that owns the Dunkin’ Donuts and Baskin-Robbins brands. From 1988 to 2005, he held various managerial positions at McDonald’s Corporation, which operates and franchises McDonald’s restaurants, culminating in Vice President, Worldwide Restaurant Development, from 2002 to 2005. Mr. Dawson has a bachelor’s degree from Claremont McKenna College, and a master’s degree in real estate development from the University of Southern California.

Gustavo (“Gus”) Siade has been our VP, Operations, since May 2016. From 2013 to May 2016, Mr. Siade was our VP, Company Operations. From 2005 to 2013, he was a Director of Operations for us. From 1998 to 2005, he was an Area Leader for us. Mr. Siade holds a bachelor’s degree from the Monterrey Institute of Technology, where he majored in Civil Engineering.

Michael G. Maselli has been Chairman of our Board since 2011. Mr. Maselli is a managing director of Trimaran Fund Management, L.L.C. Before joining Trimaran in February 2003, Mr. Maselli worked in the Corporate and Leverage Finance Groups of CIBC World Markets. Prior to joining CIBC in 1997, Mr. Maselli served as a Managing Director in Bear Stearns’ corporate finance group and, prior to that, as a Vice President at Kidder Peabody & Co. Incorporated. Mr. Maselli currently serves on the board of ChanceLight, Inc. (f/k/a Educational Services of America, Inc.). From 2013 to 2015, he served on the board of directors of Norcraft Companies, Inc., and also served on the board of managers of its predecessor company beginning in 2003. Additionally, Mr. Maselli served on the board of directors of Standard Steel, LLC, and was director as well as Chairman of the Board of CB Holding Corp. Mr. Maselli received an MBA with distinction from The A.B. Freeman School at Tulane University and a bachelor’s degree in economics from the University of Colorado. With his extensive background in banking, finance, and private equity, his supervisory and investment experience in a variety of industries, and his knowledge of us and our affiliates, Mr. Maselli is well-qualified to serve as our Chairman.

Dean C. Kehler has been a director since 2005. In 2000, he co-founded Trimaran, one of our principal investors, where he is a Managing Partner. From 1995 to 2000, Mr. Kehler held senior positions at CIBC, including Vice Chairman of CIBC World Markets Corp. Mr. Kehler has served on the board of directors of KCAP Financial, Inc., since February 2012. He holds a bachelor’s degree from the Wharton School of the University of Pennsylvania. Because of his strong background in banking and finance, his many years of experience overseeing this and other corporations, and his knowledge of management and strategy, Mr. Kehler is well-qualified to serve on our Board.

John M. Roth has been a director since 2007. He has been with Freeman Spogli, one of our principal investors, since 1988, and has been a General Partner there since 1993, where he now serves as Chief Executive Officer. From 1984 to 1988, Mr. Roth was employed by Kidder, Peabody& Co. Incorporated in the Mergers and Acquisitions Group. Mr. Roth received an MBA and a bachelor’s degree from the Wharton School of the University of Pennsylvania. Mr. Roth has served on the board of directors of Floor & Decor Holdings, Inc., since 2010. From 2005 to April 10, 2017, he served on the board of directors of hhgregg, Inc. With his extensive experience as a board member of numerous retail and consumer businesses and his experience and insights into strategic expansion opportunities, capital markets, and capitalization strategies, Mr. Roth is well-qualified to serve on our Board.

Samuel N. Borgese has been a director since 2011, and served as Chairman of our Board in 2011, while he also served as our Executive Chairman. Since 2011, Mr. Borgese has been President of Aceneca, LLC, a capital investment company. From 2014 to 2016, he was President and Chief Executive Officer, and a member of the board of directors, of LRI Holdings, Inc., and its affiliates Logan’s Roadhouse, Inc., and Roadhouse Holding Inc., collectively known as Logan’s Roadhouse, a casual dining steakhouse chain. In August 2016, the Logan’s Roadhouse entities and various of their affiliates filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code. Mr. Borgese left Logan’s Roadhouse in August 2016 following the declaration of bankruptcy. From 2011 to 2014, he was Chief Executive Officer of Max Brenner International, a chocolatier. From 2008 to 2011, he was first Interim President and Chief Executive Officer and then permanent President and Chief Executive Officer of CB Holding Corp., the parent of Charlie Brown’s Steakhouse and other chains, which was owned by Trimaran, one of our principal investors. From 2003 to 2008, he was employed by Catalina Restaurant Group, first as Chief Development Officer and later as President and Chief Executive Officer. Before that, Mr. Borgese was Chief Executive Officer of an enterprise software company that supported 300 restaurant, retail, and hospitality businesses in the lifecycle management of their real estate assets. Mr. Borgese holds a Certificate of Director Education from the National Association of Corporate Directors. With more than 30 years of senior executive and other leadership positions with public and private companies in the restaurant, retail, and hospitality sectors, Mr. Borgese is well-qualified to serve on our Board.

Mark Buller has been a director since 2015. From 2013 to 2015, Mr. Buller was the Chairman and Chief Executive Officer of Norcraft Companies, Inc., a leading manufacturer of kitchen and bathroom cabinetry in the United States and Canada. Beginning in 2003, Mr. Buller was the Chief Executive Officer of the predecessor of Norcraft Companies, Inc., Norcraft Companies, L.P., as well as a member of the board of managers for that entity’s general partner, Norcraft GP, L.L.C. Mr. Buller’s executive experience in the home furnishings industry is longstanding. From 1988 to 1996, Mr. Buller served in various management positions at Kitchen Craft Cabinets, a Canadian cabinetry maker. From 1996 to 1999, he served as President of Kitchen Craft. Following the acquisition of Kitchen Craft by Omega Cabinets, Ltd., he continued in that position from 1999 to 2000. In 2000, Mr. Buller was appointed Chief Executive Officer of Omega. He remained in that position until 2002, leaving Omega after it was sold to Fortune Brands, Inc. In sum, Mr. Buller has over 26 years in the home furnishings industry, and spent 18 years as a chief executive officer or division president. Mr. Buller is well-qualified to serve on our Board on account of his extensive leadership, executive, managerial, and business experience, particularly in the salient areas of supply chain logistics, product design, brand management, and consumer trends.

William R. Floyd has been a director since 2016. From 2009 to 2012, he was Chairman of the Board of Buffet Holdings, Inc., which through its subsidiaries owns and operates a chain of restaurants in the United States. Before his retirement as an executive, from 2007 to 2008, he was Chairman and Chief Executive Officer of Physiotherapy Associates, a leading provider of outpatient physical rehabilitation services. From 2006 to 2007, he was Chairman and Chief Executive Officer of Benchmark Medical, Inc., a predecessor to Physiotherapy Associates. From 2001 to 2006, he was Chairman and Chief Executive Officer of Beverly Enterprises, Inc., a leading provider of eldercare services. From 2000 to 2001, he was President and Chief Operating Officer of Beverly Enterprises, Inc. From 1996 to 1998, he was President and Chief Executive Officer of Choice Hotels International. From 1989 to 1996, he served in various executive positions within PepsiCo Inc.’s restaurant group, including, from 1995 to 1996, as Chief Operating Officer of Taco Bell Corp., and, from 1994 to 1995, as Chief Operating Officer of Kentucky Fried Chicken. Since 2012, Mr. Floyd has been a director of Korn/Ferry International (NYSE: KFY), a major executive recruiting firm and talent consultancy. In addition, Mr. Floyd currently serves as a board member of Muzinich Capital LLC, a broker–dealer affiliated with Muzinich & Co., Inc., a global institutional asset manager specializing in corporate credit (since 2016), and as a board member of Pivot Physical Therapy, a regional outpatient physical therapy provider (since 2012). Mr. Floyd holds a bachelor’s degree from the University of Pennsylvania, and an MBA from the Wharton School of the University of Pennsylvania, where, since 2006, he has served as a member of the Board of Overseers of the University of Pennsylvania School of Nursing. Because of his 30-plus years of experience in marketing, management, and operations, as a director, executive, and senior manager in the service industry, with a particular focus on food service, Mr. Floyd is well-qualified to serve on our Board.

Carol (“Lili”) Lynton has been a director since 2016. Since 1992, Ms. Lynton has been an operating partner for The Dinex Group, which operates Daniel Boulud branded restaurants, and which she co-founded. Additionally, since 2012, Ms. Lynton has been a director and executive officer for PR NYC, LLC, a restaurant owner and operator based in New York City. Furthermore, since 1987, Ms. Lynton has served as the chief investment officer of HD American Trust, a family investment office. In 1990, Ms. Lynton co-founded Telebank, an internet banking pioneer sold to E*Trade in 1999. From 1987 to 1990, Ms. Lynton was an investment analyst at Sanford C. Bernstein. From 1983 to 1985, Ms. Lynton was an M&A analyst at Lehman Brothers. Ms. Lynton is an advisory board member for The Hamilton Project; a member of the boards of trustees for East Harlem Scholars Academy, East Harlem Scholars Academy II, and East Harlem Tutorial Program; a board member for The Bronx Defenders; and a board member for the New York City Hospitality Alliance. From 2009 to 2011, Ms. Lynton was a senior vice president with the New York City Investment Fund. Ms. Lynton holds a bachelor’s degree from Harvard College and an MBA from Harvard Business School. Ms. Lynton is well-qualified to serve on our Board on account of her extensive experience as a restaurant industry executive and investor.

As stated above, Michael G. Maselli, chairman and director, and Dean C. Kehler and John M. Roth, directors, are a managing director of Trimaran, a managing partner of Trimaran, and a general partner and the CEO of Freeman Spogli, respectively. As described below, our largest stockholder is Trimaran Pollo Partners, L.L.C., and its members include affiliates of Trimaran and Freeman Spogli. Mr. Maselli, Mr. Kehler, and Mr. Roth were selected as directors of the Company pursuant to arrangements among those individuals, the stockholder, and Trimaran and Freeman Spogli, and pursuant to the limited liability company operating agreement of the stockholder, as described below under “LLC Agreement”.

CORPORATE GOVERNANCE

Board Composition and Election of Directors

Our certificate of incorporation provides that the number of directors on our Board is to be fixed exclusively pursuant to Board resolution. The exact size of our Board shall be determined from time to time by the Board.

Our Board is divided into three classes, with each director serving a three-year term and with one class to be elected at each year’s annual meeting of stockholders.

Stephen J. Sather, Michael G. Maselli, and Carol (“Lili”) Lynton are Class I directors serving until the 2018 annual meeting. Dean C. Kehler and William R. Floyd are Class II directors serving until the 2019 annual meeting. John M. Roth, Samuel N. Borgese, and Mark Buller are Class III directors serving until the 2017 annual meeting and standing to be re-elected until the 2020 annual meeting.

As disclosed in a Current Report on Form 8-K dated March 9, 2017, on March 7, 2017, Stephen J. Sather, our President and Chief Executive Officer, and a member of our Board, informed our Board that as part of succession planning he intends to retire from the Company on or before December 31, 2017, subject to the Company hiring his replacement. He also intends to retire from the Board contemporaneously with his retirement as President and Chief Executive Officer and, accordingly, does not intend to stand for re-election in 2018.

As disclosed in a Current Report on Form 8-K dated March 31, 2017, on March 29, 2017, Douglas K. Ammerman, a Class II director, resigned from the Board.

Samuel N. Borgese, Mark Buller, William R. Floyd, and Carol (“Lili”) Lynton currently qualify as independent directors under NASDAQ rules. Stephen J. Sather is our only employee director. In addition, Douglas K. Ammerman, who resigned from the Board on March 29, 2017, qualified as an independent director under NASDAQ rules.

We are a party to a stockholders agreement with Trimaran Pollo Partners, L.L.C. (“LLC”), whose members are investment funds managed by affiliates of Trimaran Capital Partners (with its predecessors and affiliates and certain funds managed by it, collectively, “Trimaran”) and Freeman Spogli & Co. (collectively with certain funds managed by it, “Freeman Spogli”), certain members of our management, and other third-party investors. The stockholders agreement provides certain rights to LLC, including registration rights for common stock owned by LLC. The limited liability company operating agreement of LLC also provides rights to Trimaran and Freeman Spogli, including certain registration rights.

Our certificate of incorporation provides that directors may only be removed for cause by a majority of the voting power of our then-outstanding stock voting as a single class at a meeting of stockholders. However, if LLC beneficially owns more than 40% of our common stock, directors may be removed with or without cause, by a majority of the voting power of our outstanding stock voting as a single class. The certificate also provides that if a director is removed or if a vacancy occurs due to either an increase in the size of the Board or due to death, resignation, disqualification, or other cause, the vacancy will be filled solely by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum remains.

At the time of our initial public offering, we were majority-owned by LLC, classifying us as a controlled company under NASDAQ rules. NASDAQ rules exempt controlled companies from rules that require (i) the majority of the members of their boards of directors to be independent and (ii) compensation committees, and nominating and corporate governance committees, to be comprised entirely of independent directors.

On May 19, 2015, LLC sold enough stock to drop below 50% but remain above 40% ownership of our common stock. Accordingly, we are no longer a controlled company under NASDAQ rules. A company that has ceased to be a controlled company is permitted to phase in its independent nomination and compensation committees and majority independent board on the same schedule as companies listing in conjunction with their initial public offerings. Accordingly, (i) at the time of the sale, one member of each committee was required to be independent, (ii) within 90 days of the sale (i.e., by August 17, 2015), a majority of each committee was required to be independent, (iii) within one year of the sale (i.e., by May 19, 2016), all committee members were required to be independent, and (iv) within one year of the sale, a majority of our Board was required to be independent. With the election to the Board of William R. Floyd and Carol (“Lili”) Lynton on April 1, 2016, we completed this phase-in.

Our controlled company status did not modify the independence requirements for our audit committee, and we comply with the requirements of the Sarbanes–Oxley Act and the NASDAQ by having an audit committee comprised entirely of independent directors.

Former director Douglas K. Ammerman qualified as an independent director under NASDAQ rules. Additionally, he was a member of the compensation committee, and was the chairman of the audit committee and its designated audit committee financial expert. Accordingly, in order to maintain compliance with NASDAQ rules requiring the audit committee to have at least three members, and for all members to be independent, following Mr. Ammerman’s resignation from the Board on March 29, 2017, on March 31, 2017, the Board appointed Mr. Floyd to the audit committee and designated him as committee chairman. The Board also designated Mr. Floyd as the audit committee financial expert.

Because of Mr. Ammerman’s resignation, currently, four of the Company’s eight directors qualify as independent. Therefore, as disclosed in a Current Report on Form 8-K dated April 5, 2017, the Company is relying on the NASDAQ’s cure period under NASDAQ Stock Market Rule 5605(b) to regain compliance with the NASDAQ’s rule requiring a majority-independent board. The Company concluded that this cure period is applicable because, per the terms of the rule, the Company’s noncompliance relates to a single Board vacancy. Per the terms of the rule and correspondence with the NASDAQ as disclosed in the aforesaid Current Report, the Company expects the cure period to run through September 25, 2017.

All audit, compensation, and nominating and corporate governance committee members are independent. Prior to the election of Mr. Floyd and Ms. Lynton to the Board on April 1, 2016, and their appointments to the nominating and corporate governance committee, and the compensation committee, respectively, Dean C. Kehler and Michael G. Maselli served on those respective committees without qualifying as independent directors under NASDAQ rules, due to the controlled company phase-in discussed above.

Board Committees

Our Board has established standing committees in connection with the discharge of its responsibilities. These committees include an Audit Committee (established in accordance with section 3(a)(58)(A) of the Exchange Act), a Compensation Committee, and a Nominating and Corporate Governance Committee. Our Board has adopted written charters for each of these committees, current copies of which are available at http://investor.elpolloloco.com/corporate-governance.cfm. Our Board may establish other committees as it deems necessary or appropriate from time to time.

Audit Committee

Our Audit Committee is comprised of William R. Floyd (chairman), Samuel N. Borgese, and Mark Buller. The committee met 5 times in 2016. The functions of the committee, among other things, include:

●	reviewing our financial statements, including any significant financial items and changes in accounting policies, with our senior management and our independent registered public accounting firm;

●	reviewing our financial risk and control procedures, our compliance programs, and significant tax, legal, and regulatory matters;

●	appointing and determining the compensation for our independent auditors;

●	establishing procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls, and auditing matters; and

●	reviewing and overseeing our independent registered public accounting firm.

Our Board has determined that William R. Floyd qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K, including due to his past experience as a chief executive officer, a role that includes supervising chief financial officers, and his experience as a member of the audit committee of Korn/Ferry International. Accordingly, the Board has determined that the Company has at least one audit committee financial expert serving on its Audit Committee.

Additionally, our Board has determined that William R. Floyd is independent as independence for audit committee members is defined under NASDAQ listing standards, and under Rule 10A-3 of the Exchange Act.

Compensation Committee

Our Compensation Committee is comprised of Mark Buller (chairman) and Carol (“Lili”) Lynton. The committee met 3 times in 2016. The functions of the committee, among other things, include:

●	reviewing and approving corporate goals and objectives relevant to the compensation of certain of our key executives, evaluating the performance of these executives in light of those goals and objectives, and determining the compensation of these executives based on that evaluation;

●	reviewing and approving executive officer and director compensation;

●	reviewing and approving overall compensation programs; and

●	administering our incentive compensation and equity-based plans.

In order to comply with certain SEC and tax law requirements, the committee (or a subcommittee thereof) must consist of at least two directors that qualify as “non-employee directors” for the purposes of Rule 16b-3 under the Exchange Act and satisfy the requirements of an “outside director” for purposes of section 162(m) of the Internal Revenue Code. The Board has determined that Mark Buller and Carol (“Lili”) Lynton each qualify as “non-employee directors” and “outside directors.”

Our processes and procedures for considering and determining executive and director compensation begin with the compensation guidelines in our corporate governance guidelines, which are developed and reviewed by the Nominating and Corporate Governance Committee, and approved by the Board. These state that directors who are also Company officers are not to receive additional compensation for director service, and that compensation for non-employee directors should be competitive and encourage stock ownership through payment of a portion of compensation in the form of stock, options, or similar securities. Our guidelines also task the Compensation Committee with periodically reviewing the level and form of director compensation, including compared to companies of similar size, industry, and complexity, with changes to director compensation to be proposed to the full Board for consideration.

In accordance with the principles set forth in the guidelines, the committee’s charter tasks it:

●	To review at least annually the goals and objectives of our executive compensation plans, and amend, or recommend that the Board amend, these goals and objectives if the committee deems it appropriate.

●	To review at least annually our executive compensation plans in light of our goals and objectives with respect to such plans, and, if the committee deems it appropriate, adopt, or recommend that the Board adopt, new or amended executive compensation plans.

●	To evaluate annually the performance of the Chief Executive Officer in light of the goals and objectives of our executive compensation plans, and determine and approve the Chief Executive Officer’s compensation level based on this evaluation. In determining the long-term incentive component of the Chief Executive Officer’s compensation, the committee shall consider factors as it determines relevant, which may include, for example, the Company’s performance and relative stockholder return, the value of similar awards to chief executive officers of comparable companies, and the awards given to the Chief Executive Officer of the Company in past years.

●	To evaluate annually the performance of the other executive officers of the Company in light of the goals and objectives of the Company’s executive compensation plans, and make recommendations to the Board with respect to the compensation of such other executive officers. To the extent that long-term incentive compensation is a component of such executive officer’s compensations, the committee shall consider all relevant factors in determining the appropriate level of such compensation, including the factors applicable with respect to the Chief Executive Officer.

●	To evaluate annually the appropriate level of compensation for Board and committee service by non-employee directors.

●	To review and approve any severance, change-in-control or termination arrangements to be made with any executive officer of the Company.

●	To perform such duties and responsibilities as may be assigned to the Board or the committee under the terms of any executive compensation plan.

●	To review perquisites or other personal benefits to the Company’s executive officers and directors and recommend any changes to the Board.

●	To review and discuss with management the Company’s compensation discussion and analysis and any other compensation disclosure prepared in response to the requirements of SEC rules, and to recommend to the Board based on that review and discussion that the compensation discussion and analysis and any other compensation disclosure be included as applicable in any annual proxy statement, annual report on Form 10-K, information statement, registration statement, or similar document.

●	To prepare the Compensation Committee Report in accordance with the rules and regulations of the SEC for inclusion in our annual proxy statement or annual report on Form 10-K.

●	To perform such other functions as assigned by law, by our certificate of incorporation or bylaws, or by the Board.

The charter further elaborates that while the Chief Executive Officer may make, and the committee may consider, recommendations to the committee regarding our compensation and employee benefit plans and practices, including our executive compensation plans, our incentive-compensation and equity-based plans with respect to executive officers other than the Chief Executive Officer, and our director compensation arrangements, the Chief Executive Officer may not be present during voting or deliberations on his or her compensation.

Moreover, regarding delegation of authority, under its charter, the committee may form subcommittees for any purpose that the committee deems appropriate, and may delegate to such subcommittees such power and authority as the committee deems appropriate; provided, however, that the committee shall not delegate to a subcommittee any power or authority required by any law, regulation, or listing standard to be exercised by the committee as a whole.

In particular, the committee may delegate the approval of award grants and other transactions and responsibilities regarding the administration of compensatory programs to a subcommittee consisting solely of members of the committee who are (i) “non-employee directors” for the purposes of Rule 16b-3 under the Exchange Act and (ii) “outside directors” for the purposes of section 162(m) of the Internal Revenue Code; provided, however, that no such subcommittee shall consist of fewer than two members.

In addition, the committee may delegate to one or more of our officers the authority to make grants and awards of stock rights or options to any non-section 16 officer of the Company under such of our incentive-compensation or other equity-based plans as the committee deems appropriate and in accordance with the terms of such plans.

Under its charter, our committee may conduct or authorize investigations into or studies of matters within its scope of responsibilities, and may retain or obtain the advice of a compensation consultant, legal counsel, or other advisor in its sole discretion. The committee is directly responsible for the appointment, compensation, and oversight of the work of any compensation consultant, legal counsel, or other advisor that it retains. The Company bears all expenses. The committee may select, or receive advice from, a compensation consultant, legal counsel, or other advisor to the committee, other than in-house legal counsel, only after conducting an assessment of, and determining, the advisor’s independence, including whether the advisor’s work has raised any questions of independence or conflicts of interest, taking into consideration the Exchange Act, the factors set forth in the rules of the NASDAQ, and any other factors that the committee deems relevant.

In each of 2014, 2015, and 2016, the committee engaged Semler Brossy Consulting Group, LLC (the “compensation consultant”), to advise the committee on an ongoing basis as an independent compensation consultant. The compensation consultant reports directly to the committee. While conducting assignments, the compensation consultant interacts with our management when appropriate. Specifically, our Vice President, Legal, worked with the compensation consultant to provide information regarding the Company and its executive compensation policies and practices. In addition, the compensation consultant may seek feedback from the committee chairman and other Board members regarding its work before presenting study results or recommendations to the committee. The compensation consultant may be invited to attend committee meetings. The committee determines when to hire, terminate, or replace the compensation consultant, and the projects to be performed by the compensation consultant. In 2016, the committee again requested the compensation consultant to assist in developing equity compensation guidelines for its C-suite executives and vice presidents, taking into account competitive pay benchmarks, pool availability and limits, current equity ownership, and other grant considerations.

In the future, the committee may engage the compensation consultant, or a different compensation consultant, to review our senior management and independent director compensation programs.

After review and consultation with the compensation consultant, the committee determined that there was no conflict of interest resulting from retaining the consultant in fiscal 2016. The committee is retaining the compensation consultant to advise the committee on certain compensation matters in 2017, but under its charter the committee has the discretion to retain, or not to retain, compensation consultants and other advisors in its sole discretion.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee is comprised of Samuel N. Borgese (chairman), Mark Buller, and William R. Floyd. The committee met 2 times in 2016. The duties, responsibilities, and processes of the committee for identifying and evaluating nominees for director, among other things, include:

●	identifying, recruiting, and, if appropriate, interviewing candidates to fill positions on the Board, including persons suggested by stockholders or others;

●	reviewing the backgrounds and qualifications of individuals being considered as director candidates;

●	reviewing and recommending to the Board the director nominees for election by the stockholders or appointment by the Board, as the case may be, pursuant to our bylaws;

●	reviewing the suitability for continued service as a director of each director when his or her term expires and when he or she has a change in status, including, but not limited to, an employment change, and to recommend whether or not the director should be re-nominated;

●	recommending director nominees and Board members for committee membership;

●	reviewing our corporate governance guidelines; and

●	overseeing the evaluation of the Board and its committees.

As discussed above in the Q&A, the committee will consider director candidates recommended by stockholders. The committee does not have any specific requirements for candidates and nominees, but is tasked by its charter to consider:

●	Experience,

●	Skills,

●	Expertise,

●	Diversity,

●	Personal and professional integrity,

●	Character,

●	Business judgment,

●	Time availability in light of other commitments,

●	Dedication,

●	Conflicts of interest, and

●	Such other relevant factors as the committee considers appropriate in the context of the needs of the Board.

As a practical matter, the committee seeks candidates who contribute complimentary and relevant strengths, including diverse perspectives, diverse personal backgrounds, and diverse professional backgrounds encompassing retail, real estate, management, operations, finance, accounting, marketing, and law.

Similarly, under its corporate governance guidelines, the Board in evaluating nominees may apply all criteria it deems appropriate, including:

●	Whether a nominee has the experience, knowledge and skills necessary to make a meaningful contribution to the Board’s oversight of the Company’s business and affairs,

●	A nominee’s reputation for honesty and ethical conduct in his or her personal and professional activities,

●	A candidate’s time availability in light of other commitments,

●	Potential conflicts of interest,

●	Material relationships with the Company,

●	Independence from the Company and its management, and

●	A diversity of backgrounds and experiences.

As indicated, diversity in its many forms is important to the committee and to the Board in director selection as part of the holistic process of candidate and nominee evaluation. The committee’s responsibilities under its charter include (i) reviewing annually with the Board the composition of the Board as a whole and recommending, if necessary, measures to be taken so that the Board reflects the appropriate balance of knowledge, experience, skills, expertise, and diversity required for the Board as a whole, and (ii) annually evaluating the committee’s performance. Similarly, the Board is tasked under its corporate governance guidelines with conducting annual self-assessments of the performance of the Board and of each of its committees, the results of which will be discussed with the full Board and with each committee, including reviews of any areas where Board members or management believe that the Board can better contribute to the Company. The Board will use the results to determine the characteristics and skills required of prospective Board members and for committee assignments. Therefore, at both the committee and at the Board level, feedback mechanisms help assessment of diversity, recruitment, and other policies.

Board Leadership Structure and Role in Risk Oversight

The Board oversees a company-wide approach to risk management that is carried out by management. The Board determines the appropriate risk levels for us generally, assesses the specific risks faced by us, and reviews the steps taken by management to manage those risks.

While the Board maintains ultimate oversight responsibility for the risk management process, its committees oversee risk in specific areas. Our audit committee oversees management of risks involving accounting and financial reporting. Our compensation committee oversees management of risks related to executive compensation plans and arrangements, and the incentives created by the compensation awards that it administers, as well as having responsibilities regarding succession planning. Our nominating and corporate governance committee oversees management of risks associated with corporate governance and conflicts of interest. At the Board’s instruction, management regularly reports on applicable risks to the Board or to a relevant committee, with additional review or reporting on risks conducted as needed or as requested by the Board and by its committees.

Two individuals serve as our Chairman and our Chief Executive Officer. Our certificate of incorporation and bylaws do not require separation of these positions. Rather, as our corporate governance guidelines explain, the Board is free to choose its Chairman in any way that it deems best for the Company at any given point in time. Under the circumstances, we currently believe that this separation is appropriate given that it allows our Chief Executive Officer to focus on operational and day-to-day issues and our Chairman to focus on oversight and long-term strategy. Given our growing business, and the daily operational demands and complexities thereof, we believe that this division of labor helps our Chief Executive Officer’s focus and productivity. In parallel, given the growing complexity of our business and the increased burdens on our Board as we have been moving from a private corporation to a controlled company and an emerging growth company and beyond, we believe that this division of labor helps our Chairman and our Board to remain focused on their core responsibilities and competencies, and provides a greater role for non-management director participation than would be the case if the Chairman and Chief Executive Officer positions were combined.

As discussed above, on March 9, 2017, we filed a Current Report on Form 8-K disclosing our Chief Executive Officer’s intention to retire as a director and officer. The continuity afforded to us in the chairmanship of our Board because of the separation of these positions illustrates the utility of separating these positions, and will allow the selection of Mr. Sather’s successor to focus on operational rather than governance experience.

Compensation Committee Interlocks and Insider Participation

During the last completed fiscal year, compensation committee members included Michael G. Maselli, Mark Buller, Douglas K. Ammerman, and Carol (“Lili”) Lynton. None of these individuals during that year or otherwise formerly was our officer or employee or had any relationship requiring disclosure under Item 404 of Regulation S-K. None of our executive officers serves or has served as a member of the board of directors, compensation committee, or other board committee performing equivalent functions, of any entity that has one or more executive officers serving as one of our directors or on our compensation committee.

Code of Business Conduct and Ethics

The Board has adopted a code of business conduct and ethics that applies to our directors, officers, and employees, available at http://investor.elpolloloco.com/corporate-governance.cfm. We expect that any amendments to the code, or any waivers of its requirements, will be disclosed on our website.

Corporate Governance Guidelines

The Board has adopted corporate governance guidelines to assist it in the exercise of its fiduciary duties and responsibilities to us and to promote the effective functioning of the Board and its committees. Our corporate governance guidelines cover, among other topics:

●	director independence and qualification requirements;

●	board leadership and executive sessions;

●	limitations on other board and committee service;

●	director responsibilities;

●	director compensation;

●	director orientation and continuing education;

●	board and committee resources, including access to officers and employees;

●	succession planning; and

●	board and committee self-evaluations.

Our corporate governance guidelines are available on our website, at http://investor.elpolloloco.com/corporate-governance.cfm. We expect that any amendments to the guidelines will be disclosed on our website.

Board Meetings

The Board held 7 meetings in 2016. Each incumbent director attended at least 75% of the aggregate of the total number of board meetings and the total number of committee meetings applicable to that director based on timing of board service and on committee service.

This behavior is in accordance with our corporate governance guidelines, which state that directors are expected to spend the time and effort necessary to properly discharge their responsibilities, by regularly attending Board and committee meetings, and by reviewing, prior to meetings, material distributed in advance for those meetings.

Annual Meetings Attendance

Pursuant to our corporate governance guidelines, directors are expected to attend our annual meeting of stockholders, and a director who is unable to attend, which it is understood will occur on occasion, is expected to notify our Chairman. In 2016, all nine directors then on the Board attended our annual meeting.

EXECUTIVE COMPENSATION

We are providing compensation disclosure that satisfies the requirements applicable to emerging growth companies, as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As an emerging growth company, we have opted to comply with the executive compensation rules applicable to “smaller reporting companies,” as such term is defined under the Securities Act, which require compensation disclosure for our principal executive officer and the two most highly compensated executive officers other than our principal executive officer. The table below sets forth the annual compensation earned in fiscal 2015 and 2016 by our principal executive officer and our next two most highly compensated executive officers (our “named executive officers” or “NEOs”).

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (5)	Total ($)
Stephen J. Sather (1)	2016	500,785	—	459,909	69,845	26,792	1,057,331
President & Chief Executive Officer	2015	499,370	—	—	255,000	26,615	780,985
Laurance Roberts	2016	343,176	70,007	301,226	48,167	24,711	787,287
Chief Financial Officer	2015	333,074	—	—	171,290	26,649	531,013
Edward Valle	2016	342,780	70,007	287,443	48,119	21,420	769,769
Chief Marketing Officer	2015	331,143	—	—	171,288	23,729	526,160

(1)	Mr. Sather has indicated to us that he intends to retire in 2017.

(2)	The value in this column represents the aggregate grant date fair value of restricted share awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (FASB ASC Topic 718). For a discussion of valuation assumptions used in calculation of these amounts, see Note 12 to our audited financial statements, included within our 2016 Annual Report on Form 10-K. Our named executive officers did not receive any restricted share awards in 2015.

(3)	Except for Mr. Roberts, the value in this column represents the aggregate grant date fair value of our stock option awards computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions used in calculation of these amounts, see Note 12 to our audited financial statements, included within our 2016 Annual Report on Form 10-K. For Mr. Roberts, amounts in this column solely include the incremental fair value computed as of the modification date in accordance with FASB ASC Topic 718 of certain vesting modifications made to outstanding stock option awards that are more fully described below in the description of Equity Grants. Our named executive officers did not receive any option awards in 2015.

(4)	Represents performance-based bonuses earned by our NEOs in respect of our performance in fiscal years 2015 and 2016. The material terms of the non-equity incentive plan compensation paid to our named executive officers in our last completed fiscal year are described below in the section entitled “Elements of Compensation—2016 Bonus Arrangements.”

(5)	For Messrs. Sather, Roberts, and Valle, includes the following perquisites and benefits:

●	Gas Card Benefits: Messrs. Sather, Roberts, and Valle had amounts of $3,954, $1,657, and $1,758, respectively, in fiscal 2016.

●	401(k) Plan Matching Contribution: Messrs. Sather, Roberts, and Valle had amounts of $10,500, $8,182, and $7,324, respectively, in fiscal 2016.

●	Auto Allowance: Messrs. Sather, Roberts, and Valle had amounts of $7,200, $7,200, and $7,200, respectively, in fiscal 2016.

●	Other Benefits (including health and welfare benefits): Messrs. Sather, Roberts, and Valle had amounts of $5,138, $7,672, and $5,138, respectively, in fiscal 2016.

Employment Agreements

Each of our NEOs is a party to an employment agreement. The employment agreements are substantially similar. We entered into an employment agreement in 2006 with Mr. Sather (which was amended and restated in 2011), in 2011 with Mr. Valle and in 2013 with Mr. Roberts. The employment agreements provide that Messrs. Sather, Roberts, and Valle will receive salaries equal to $350,000, $300,000, and $250,000, respectively, which may be adjusted in our sole discretion (and, with respect to all NEOs, has been adjusted up as shown in “Summary Compensation Table”). Each employment agreement also provides that each executive will be eligible to earn annual bonus awards with a target of 75% of the executive’s then current base salary and that each executive is entitled to receive certain other benefits and perquisites as more fully described in the “Elements of Compensation—Other Benefits” section. The employment agreements provide that the NEOs’ employment with us is “at will” and may be terminated at any time by either party, provided the NEOs are required to provide us with 90-day advance notice in case of resignation. If we terminate an NEO’s employment without “cause,” as defined in the respective employment agreement, or if the agreement is terminated by the NEO for “good reason,” as defined in the respective employment agreement, and provided that the NEO signs a general release of claims, the NEO will be entitled to receive continuation of base salary for 12 months following termination of employment. In addition, in case of any termination of employment, except termination by us for “cause” or voluntary resignation by the NEO, each NEO will be entitled to receive a pro-rata bonus for the year of termination based on our actual performance. Finally, in case of any termination of employment, the NEO will be entitled to receive certain accrued obligations (including base salary through the date of termination, reimbursement of unreimbursed business expenses, and any earned but unpaid annual bonus for the previously completed year). The employment agreements contain 12-month post-termination covenants relating to non-interference and non-solicitation of employees.

Elements of Compensation

Our named executive officers were provided with the following primary elements of compensation in fiscal years 2015 and 2016:

Base Salary

Each named executive officer received a fixed base salary in an amount determined in accordance with the executive’s employment agreement and based on a number of factors, including:

●	The nature, responsibilities, and duties of the officer’s position;

●	The officer’s expertise, demonstrated leadership ability, and prior performance;

●	The officer’s salary history and total compensation, including annual cash bonuses and long-term incentive compensation; and

●	The competitiveness of the market for the officer’s services.

Each named executive officer’s base salaries for 2015 and 2016 are listed in “Summary Compensation Table.”

2016 Bonus Arrangements

Each named executive officer was eligible to earn an annual cash incentive in 2016. Our practice with respect to annual incentive compensation has historically been to provide an opportunity to earn bonus awards based on the achievement of company performance measures, specifically EBITDA adjusted for various items (“Adjusted EBITDA”).

For a calculation of and additional information regarding Adjusted EBITDA, please see pages 35 to 37 of our Annual Report on Form 10-K for the fiscal year ended December 28, 2016.

Our El Pollo Loco Support Center Incentive Plan is adopted on an annual basis subject to approval by our Board and provides the opportunity for each of our NEOs to earn a bonus equal to 75% of their annual base salary at target for each year, based on our achievement of Adjusted EBITDA targets. The Adjusted EBITDA targets are set each year based on achievement of strategic goals and financial results. The cash incentive plan for 2016 (which was paid in 2017) also provided for no bonus to be paid if Adjusted EBITDA achievement was less than or equal to 90.0% of target and for a cap equal to 200% of the target bonus amount to be paid if Adjusted EBITDA achievement was 125% of target or greater. Based on our performance, bonuses for 2016 were paid out at 18.6% of target.

Equity Grants

Our 2014 Omnibus Equity Incentive Plan (the “2014 Plan”) governs all of our outstanding equity awards. Prior to the adoption of the 2014 Plan, we maintained certain other equity plans. Upon the adoption of the 2014 Plan, all option awards granted under the prior plans became governed by the 2014 Plan and their respective award or exchange agreements, to the extent that the terms of such agreements are not inconsistent with the 2014 Plan.

Our option awards generally vest in four equal annual installments commencing on the one-year anniversary of grant. In order to provide further incentives to our employees, all options held by employees on November 15, 2016 which were (i) scheduled to vest in 2015 based on performance targets related to our financial performance were deemed vested as of November 15, 2016, (ii) scheduled to vest in 2016 based on performance targets related to our financial performance were converted into time-vesting options which were scheduled to vest at fiscal year-end 2016, and (iii) initially scheduled to vest in 2017 based on performance targets related to our financial performance were converted into time-vesting options which were scheduled to vest at fiscal year-end 2017, in each case, subject to all other terms and conditions of the 2014 Plan and award agreements. The only named executive officer whose stock options were so modified was Mr. Roberts.

All options held by our NEOs will expire no later than the 10th anniversary after grant. Generally, upon an employee’s termination of employment with us, the employee will have 90 days following the date of such termination to exercise any portion of the options. If the employee’s termination is due to his/her total and permanent disability or death, the employee or his/her estate, as applicable, may exercise any portion of the options for six months. In no event will an employee be entitled to exercise the option after its original expiration date. All options will be forfeited if an employee’s employment is terminated for cause.

In the past, we also granted options with strike prices in excess of the fair market value of our stock on the date of grant. These premium options were intended as a further stretch incentive to encourage growth that meets or exceeds the premium level.

In 2016, we also granted restricted shares to our named executive officers. All restricted shares generally vest in four equal annual installments commencing on the one-year anniversary of grant. During the period until the restricted shares vest, the grantees have all the rights of a shareholder with respect to the restricted shares save only the right to transfer the restricted shares (including the right to vote restricted shares and to receive ordinary dividends paid to or made with respect to the restricted shares, if any).

Other Benefits

In 2016, our NEOs were provided with certain limited fringe benefits that we believe are commonly provided to similarly situated executives in the market in which we compete for talent and therefore are important to our ability to attract and retain top-level executive management. These benefits include a monthly automobile allowance and a gas card allowance. The amounts paid to NEOs in 2016 in respect of these benefits are reflected above in the “Summary Compensation Table” section under the “All Other Compensation” heading.

All employees are eligible to participate in broad-based and comprehensive employee benefit programs, including medical, dental, vision, life, and disability insurance, and a 401(k) plan. Our named executive officers are eligible to participate in these plans generally on the same basis as our other employees. We do not sponsor or maintain any deferred compensation or supplemental retirement plans in addition to our 401(k) plan. Our 401(k) plan provides substantially all employees with the ability to make pre- or post-tax retirement contributions in accordance with applicable IRS limits. Matching contributions are provided in an amount equal to 100% of the first 3% of compensation that was electively contributed and 50% of the next 2% of compensation that was electively contributed by the employee. The 401(k) plan matching contributions provided to our named executive officers in 2016 are reflected above in the “Summary Compensation Table” section under the “All Other Compensation” heading.

Outstanding Equity Awards at Fiscal Year End Table

The following table sets forth outstanding equity option awards as of December 28, 2016:

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (1)
Name	Exercisable	Unexercisable (2)	Equity Incentive Plan Awards; Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Stephen J. Sather	1,085,499	—	—	5.84	April 16, 2022
	—	134,181	—	11.94	May 11, 2026
Laurance Roberts	63,673	12,310	—	4.09	July 15, 2023
	172,347	24,620	—	5.84	July 15, 2023
						5,178	65,243
Edward Valle	207,159	—	—	5.84	April 15, 2022
	—	83,863	—	11.94	May 11, 2026
						5,178	65,243

(1)	On November 15, 2016, our Board approved the modification of the remaining performance-based stock options granted in 2013 and 2014 to vest based solely on time, as more fully described above in the description of Equity Grants.

(2)	All options vest 25% per year starting with the first anniversary of grant. As a result, Mr. Sather’s and Mr. Valle’s unexercisable options will vest ratably on May 11, 2017, 2018, 2019, and 2020, and Mr. Roberts’s unexercisable options will vest in full on July 15, 2017.

(3)	All restricted shares vest 25% per year starting with the first anniversary of grant.

Director Compensation

The following table provides compensation information for fiscal 2016 for each of our independent directors. Only those directors designated as independent receive compensation for their services as directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (3) (4)	Total ($)
Samuel N. Borgese	60,000	50,010	110,010
Douglas K. Ammerman (1)	65,000	50,010	115,010
Mark Buller	65,625	50,010	115,635
William R. Floyd (2)	41,250	49,997	91,247
Carol (“Lili”) Lynton (2)	41,250	49,997	91,247

1. Mr. Ammerman resigned from the Board on March 29, 2017.

2. Mr. Floyd and Ms. Lynton were elected to the Board in April 2016 as new independent directors.

3. Represents the grant date fair value of restricted shares granted in 2016, computed in accordance with FASB ASC Topic 718. Please see Note 12 to our consolidated financial statements in our 2016 Annual Report on Form 10-K for assumptions made in the valuation of the equity awards.

4. As of December 28, 2016, Messrs. Borgese, Ammerman, Buller, and Floyd, and Ms. Lynton, had 6,567, 6,567, 5,457, 3,903, and 3,903 shares of unvested restricted stock awards in the aggregate outstanding, respectively.

Each independent director receives an annual grant of restricted shares with a grant date value of $50,000. These grants vest based on continued service over three years. As a result, Messrs. Borgese, Ammerman, and Buller each received a grant of 3,699 restricted shares under the 2014 Plan, equivalent to $50,000 per capita divided by the closing price of our stock on August 9, 2016. Mr. Floyd and Ms. Lynton each received a grant of 3,903 restricted shares under the 2014 Plan, equivalent to $50,000 per capita divided by the closing price of our stock on April 7, 2016.

In addition, each of our independent directors receives an annual cash retainer fee of $50,000, which is paid quarterly. Also, we provide the following annual fees for independent directors for committee service, which are paid quarterly:

●	Audit Committee chairman: $10,000

●	Compensation Committee chairman: $7,500

●	Nominating and Corporate Governance Committee chairman: $5,000

●	All other committee members: $5,000

Mr. Floyd and Ms. Lynton commenced their services as our directors on April 1, 2016.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Beneficial Ownership

The table below sets forth the beneficial ownership information for our common stock as of the record date for: (i) each of our named executive officers, (ii) each of our directors, (iii) all of our executive officers and directors as a group, and (iv) each person known to us to be the beneficial owner of more than 5% of our shares of common stock.

Unless otherwise noted below, the address for each person listed below is 3535 Harbor Boulevard, Suite 100, Costa Mesa, California 92626. We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares subject to options or restricted stock units held by that person exercisable or vesting within 60 days of the record date. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Name	Shares	Vested but Unexercised	Acquirable Within 60 Days	Total	Percent of Class
Named Executive Officers and Directors:
Stephen J. Sather	—	1,085,499	33,546	1,119,045	2.8%
Laurance Roberts(1)	5,178	236,020	—	241,198	*
Edward Valle(1)	5,178	207,159	20,966	233,303	*
Michael G. Maselli	—	—	—	—	—
Dean C. Kehler(2)	16,746,544	—	—	16,746,544	43.5%
John M. Roth	—	—	—	—	—
Samuel N. Borgese(1)	9,668	—	—	9,668	*
Mark Buller(1)	6,335	—	—	6,335	*
William R. Floyd(1)	3,903	—	—	3,903	*
Carol (“Lili”) Lynton(1)	3,903	—	—	3,903	*
All directors and executive officers as a group (12 people)	16,780,709	1,562,979	71,845	18,415,533	45.9%
5% Stockholders:
Trimaran Pollo Partners, L.L.C.(2)	16,746,544	—	—	16,746,544	43.5%
BlackRock, Inc.(3)	2,499,716	—	—	2,499,716	6.5%

*	Less than one percent.

(1)	Shares held reflect grants of restricted shares, including shares still subject to vesting periods.

(2)	Based solely on a Schedule 13G filed on February 12, 2016, by (i) Trimaran Pollo Partners, L.L.C., (ii) Trimaran Capital, L.L.C., (iii) Jay R. Bloom, and (iv) Dean C. Kehler. Trimaran Pollo Partners, L.L.C., is the stockholder of record. Trimaran Capital, L.L.C., is its managing member. Mr. Bloom and Mr. Kehler are the managing members of Trimaran Capital, L.L.C. All have an address of 1325 Avenue of the Americas, 25th Floor, New York, New York 10019.

(3)	Based solely on a Schedule 13G filed on January 30, 2017, by BlackRock, Inc., as a parent holding company or control person, relating to stock held directly, or indirectly by certain subsidiaries, as of December 31, 2016. The Schedule 13G indicated that BlackRock, Inc., had sole dispositive power for and aggregate ownership of 2,499,716 shares, sole voting power for 2,470,091 shares, and shared voting or dispositive power for no shares. BlackRock, Inc., has an address of 55 East 52nd Street, New York, NY 10055.

Equity Compensation Plan Information

The following table sets forth information, as of December 28, 2016, about outstanding awards and shares of common stock available for future awards under our equity compensation plans under which our equity securities are authorized. We have not made any grants of common stock outside of our equity compensation plans. All awards have been approved by our security holders.

	(a)	(b)	(c)
Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants, and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	2,191,728	$7.26	665,095
Equity compensation plans not approved by security holders	—	—	—
Total	2,191,728	$7.26	665,095

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors, our executive officers, and stockholders owning more than 10% of our common stock are required under section 16(a) of the Exchange Act to file reports of ownership of our common stock and changes thereto with the SEC. Based solely on our review of those reports that have been furnished to us pursuant to SEC regulations, and any written representations referred to in 17 C.F.R. section 229.405(b)(1), we believe that in 2017, and before, all such people complied with their section 16(a) filing requirements, with the following exceptions:

●	In May 2016, Mr. Sather, Mr. Valle, and Mr. Dawson were each one business day late in filing one Form 4 per individual, each regarding one transaction, in each case a stock option grant.

●	Mr. Ammerman may be considered to have been late in filing one Form 4 in connection with one transaction, namely the disposition of unvested restricted shares that occurred as a consequence of his resignation from the Board.

●	Each of Mr. Roberts and Mr. Siade may be considered to have been late in filing one Form 4 per individual, each regarding one transaction, namely the modification on November 15, 2016, by the Company of previously granted performance-based stock option awards to time-based stock option awards, which modifications may be considered to result in reportable acquisitions.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Policy Concerning Related Party Transactions

We have adopted a written policy relating to the approval of related party transactions. Our audit committee is to review certain financial transactions, arrangements, and relationships between us and any of the following related parties to determine whether any such transaction, arrangement, or relationship is a related party transaction:

●	any of our directors, director nominees, or executive officers;

●	any beneficial owner of more than 5% of our outstanding stock; and

●	any immediate family member of any of the foregoing.

Our audit committee will review any financial transaction, arrangement, or relationship that:

●	involves or will involve, directly or indirectly, any related party identified above and is in an amount greater than $120,000;

●	would cast doubt on the independence of a director;

●	would present the appearance of a conflict of interest between us and the related party; or

●	is otherwise prohibited by law, rule, or regulation.

The audit committee will review each such transaction, arrangement, or relationship to determine whether a related party has, has had, or expects to have, a direct or indirect material interest. Following its review, the audit committee will take such action as it deems necessary and appropriate under the circumstances, including approving, disapproving, ratifying, canceling, or recommending to management how to proceed if it determines that a related party has a direct or indirect material interest in a transaction, arrangement, or relationship with us. Any member of the audit committee who is a related party with respect to a transaction under review will not be permitted to participate in the discussions or evaluations of the transaction; however, the audit committee member will provide all material information concerning the transaction to the audit committee. The audit committee will report its action with respect to any related party transaction to the Board.

Stockholders Agreement

We are a party to a stockholders agreement with LLC and certain third-party investors. The stockholders agreement permits (i) LLC to make an unlimited number of requests that we use our best efforts to register our shares under the Securities Act and (ii) Freeman Spogli to make two requests that we use our best efforts to register its shares under the Securities Act, for so long as they own 10% or more of the membership interests of LLC, two years after the completion of our initial public offering. Pursuant to the stockholders agreement, LLC may also preempt any demand request by Freeman Spogli, in which case participation in such demand registration by LLC and Freeman Spogli shall be on a pro rata basis. In demand registrations, subject to certain exceptions, the parties to the stockholders agreement have certain rights to participate on a pro rata basis, subject to certain conditions. In addition, if we decide to sell our common stock, LLC and the other parties to the stockholders agreement, including members of our management, will also have certain rights to participate on a pro rata basis, subject to certain conditions. The LLC agreement, described below, provides that, to the extent that LLC does not exercise these “piggyback” rights, any member of LLC may require us to include in any registered offering the pro rata portion of securities owned by such member through LLC.

LLC and its members are entitled, under the stockholders agreement, subject to certain exceptions, to exercise demand registration rights to register their shares of our common stock under the Securities Act. By exercising these registration rights, and selling a large number of shares of our common stock, the price of our common stock could decline. Approximately 16,746,544 shares of common stock were subject to registration rights on the record date.

At least 10 days prior to the anticipated filing date of any registration statement, notice is to be given to all holders of registrable securities party to the stockholders agreement outlining their rights to include their shares in that registration statement, and we must use our best efforts to register any securities which such holders request, within 10 days of receipt of notice, to be registered. A stockholder may, until seven days prior to the effectiveness of a registration statement, withdraw any securities that it has previously elected to include pursuant to piggyback registration rights. Any sales of registrable securities pursuant to demand rights must be on the same terms and conditions as those applying to us or any selling stockholder.

We are required to bear substantially all costs incurred in these registrations, other than underwriting discounts and commissions. These registration rights could result in substantial future expenses for us and adversely affect any future equity or debt offerings.

LLC Agreement

Affiliates of Trimaran, Freeman Spogli, and certain other third-party investors have entered into a limited liability company operating agreement (the “LLC agreement”) for LLC. The LLC agreement generally restricts the transfer of interests in LLC owned by the parties other than affiliates of Trimaran. Exceptions to this restriction include transfers to affiliates. In addition, the third-party investors have “tag-along” rights to sell their interests on a pro rata basis with Trimaran affiliates in significant sales to third parties. Similarly, Trimaran affiliates have “drag-along” rights to cause Freeman Spogli and the third-party investors to sell their interests, on a pro rata basis with Trimaran affiliates, in significant sales to third parties. The members of LLC have preemptive rights in order to maintain their respective percentage ownership interests in LLC in the event of an issuance of additional membership interests.

The LLC agreement permits a member of LLC who holds more than 15% of LLC’s outstanding membership units, following the later of 270 days after completion of our initial public offering and the time we become eligible to register securities on Form S-3, to cause LLC to exercise its registration rights (as described under “—Stockholders Agreement”) with respect to the pro rata portion of securities owned by such member through LLC, subject to certain exceptions. To the extent that LLC does not exercise the “piggyback” rights described under “—Stockholders Agreement,” any member of LLC may require us to include in any registered offering the pro rata portion of securities owned by such member through LLC.

Under the terms of the LLC agreement, LLC is solely managed by a Trimaran affiliate. Through the LLC agreement, Trimaran affiliates also have the right to designate at least a majority of the directors on our Board, and other investors (including Freeman Spogli) holding at least 15% of the outstanding interests have the right to designate one director to our Board, provided that Freeman Spogli has the right to designate one director to our Board for so long as it owns 5% or more of LLC. LLC and its managing member shall take all necessary action to cause the election of any persons properly designated as Trimaran directors or non-Trimaran directors under the LLC agreement. The LLC agreement terminates and LLC will be dissolved and its affairs wound up at the earlier of (i) the election of the managing member or (ii) six years following the completion of our initial public offering.

Income Tax Receivable Agreement

We expect to be able to utilize net operating losses and other tax attributes that arose prior to our initial public offering, assuming generation of future income. These net operating loss carryforwards and other tax attributes will reduce the amount of tax that we and our subsidiaries would otherwise be required to pay in the future.

We have entered into an income tax receivable agreement (the “TRA”) with our pre-IPO stockholders, which provides for payment by us to our pre-IPO stockholders of 85% of the amount of cash savings, if any, in federal, state, local, and foreign income tax that we and our subsidiaries actually realize (or are deemed to realize in the case of an early termination by us or a change of control, as discussed below) as a result of the utilization of our net operating losses and other tax attributes attributable to periods prior to our initial public offering together with interest accrued at a rate of LIBOR plus 200 basis points from the date that the applicable tax return is due (without extension) until paid.

For purposes of the TRA, cash savings in income tax is computed by comparing our actual income tax liability to the amount of such taxes that we would have been required to pay had we not been able to utilize the tax benefits subject to the TRA. The term of the TRA will continue until all relevant tax benefits have been utilized or have expired.

Our counterparties under the TRA will not reimburse us for any benefits that are subsequently disallowed, although any future payments would be adjusted to the extent possible to reflect the result of such disallowance. As a result, in such circumstances, we could make payments under the TRA greater than our actual cash tax savings.

While the actual amount and timing of any payments under the TRA will vary depending upon a number of factors, including the amount, character, and timing of our and our subsidiaries’ taxable income in the future, we expect that during the term of the TRA, the payments that we may make could be material. As of December 28, 2016, we had an accrued payable related to this agreement of approximately $38.7 million.

If we undergo a change of control as defined in the TRA, the TRA will terminate, and we will be required to make a payment equal to the present value of expected future payments under the TRA, which payment would be based on certain assumptions (the “valuation assumptions”), including assumptions related to our future taxable income. Additionally, if we or a direct or indirect subsidiary transfers any asset to a corporation with which we do not file a consolidated tax return, we will be treated as having sold that asset for its fair market value in a taxable transaction for purposes of determining the cash savings in income tax under the TRA. Any such payment resulting from a change of control or asset transfer could be substantial and could exceed our actual cash tax savings.

The TRA provides that in the event that we breach any of our material obligations under it, whether as a result of our failure to make any payment when due (subject to a specified cure period), failure to honor any other material obligation under the TRA, or by operation of law as a result of the rejection of the TRA in a case commenced under the U.S. Bankruptcy Code or otherwise, then all our payment and other obligations under the TRA will be accelerated and will become due and payable, applying the same valuation assumptions discussed above, including those relating to our future taxable income. Such payments could be substantial and could exceed our actual cash tax savings. Additionally, we generally have the right to terminate the TRA. If we terminate the TRA, our payment and other obligations under the TRA will be accelerated and will become due and payable, also applying the valuation assumptions discussed above. Such payments could be substantial and could exceed our actual cash tax savings.

Because we are a holding company with no operations of our own, our ability to make payments under the TRA is dependent on the ability of our subsidiaries to make distributions to us. Under our revolving credit agreement, our subsidiaries may make dividends and distributions to us, and we are permitted to make payments under the TRA. To the extent that we are unable to make payments under the TRA for any reason, such payments will be deferred and will accrue interest at a rate of LIBOR plus 200 basis points per annum until paid.

Franchise Development Option Agreement

On July 11, 2014, EPL and LLC entered into a Franchise Development Option Agreement (the “Franchise Development Option Agreement”) in connection with the development of El Pollo Loco restaurants in the New York–Newark, NY–NJ–CT–PA Combined Statistical Area (the “Territory”). Pursuant to the terms of the Franchise Development Option Agreement, EPL has granted LLC the exclusive option to develop and open 15 restaurants within the Territory over 5 years (the “Initial Option”), and, provided the Initial Option is exercised, the exclusive option to develop and open up to an additional 100 restaurants within the Territory over 10 years (the “Additional Option”). The Franchise Development Option Agreement will terminate (i) ten years from the date of its execution or (ii) if the Initial Option is exercised, five years from the date of the exercise of the Initial Option. LLC may only exercise the Initial Option after EPL has made the determination to begin development of Company-operated restaurants within the Territory or support the development of the Territory. We have no current intention to begin such development within the Territory.

OTHER MATTERS

The Board does not know of any other matters that are to be presented for action at the annual meeting. If any other matters properly come before the annual meeting or any adjournments or postponements thereof, the people named as proxies will have discretion to vote thereon.

By Order of the Board of Directors,

/s/ Edith R. Austin

Edith R. Austin

Vice President, Legal

Corporate Secretary

Costa Mesa, California

April 25, 2017

EL POLLO LOCO HOLDINGS, INC. 3535 HARBOR BLVD., SUITE 100 COSTA MESA, CA 92626	VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/LOCO2017

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

	E27840-P92555	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

EL POLLO LOCO HOLDINGS, INC.			For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:			All	All	Except
			☐	☐	☐
1.	Election of Directors

Nominees:

	01)	John M. Roth
	02)	Samuel N. Borgese
	03)	Mark Buller

The Board of Directors recommends you vote FOR the following proposal:							For	Against	Abstain

2.	Proposal to ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for 2017.						☐	☐	☐

The Board of Directors recommends you vote AGAINST the following proposal:

3.	Stockholder proposal concerning disclosure regarding risks from animal welfare, if properly presented at the annual meeting.						☐	☐	☐

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Shareholder(s). If no direction is made, this proxy will be voted FOR items 1 and 2 and AGAINST item 3. If any other matters properly come before the meeting, or if cumulative voting is required, the persons named in this proxy will vote in their discretion.

For address changes and/or comments, please check this box and write them on the back where indicated.					☐

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

V.1.2

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

E27841-P92555

EL POLLO LOCO HOLDINGS, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

ANNUAL MEETING OF SHAREHOLDERS JUNE 6, 2017 1:00 PM PDT

The shareholder(s) hereby appoint(s) Laurance Roberts and Edith R. Austin, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of EL POLLO LOCO HOLDINGS, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 1:00 PM PDT, on June 6, 2017, at www.virtualshareholdermeeting.com/LOCO2017, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR PROPOSAL 2, AND AGAINST PROPOSAL 3.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

V.1.2